                        SECURITIES PURCHASE AGREEMENT
                                    among

               MUELLER COMERCIAL DE MEXICO, S. de R.L. de C.V.

                              WTC HOLDCO I, LLC

                                 MIYAR LLC

                                NICNA, GmbH,

                                     and

                       THE SELLER PARTIES NAMED HEREIN

                        Dated as of December 14, 2004

                              TABLE OF CONTENTS
                                                                          Page
Recitals

SECTION 1.     DEFINITIONS                                                  5

SECTION 2.     PURCHASE AND SALE OF SHARES                                 11

     SECTION 2.1.     Purchase Price                                       11
     SECTION 2.2.     Capital Contribution                                 11

SECTION 3.     ADJUSTMENT TO PURCHASE PRICE                                11

     SECTION 3.1.     Closing Date Adjustments                             11
     SECTION 3.2.     Post-Closing Determination                           12
     SECTION 3.3.     Post-Closing Adjustment                              12
     SECTION 3.4.     2005 EBIT Target Amount                              13

SECTION 4.     CLOSING                                                     14

SECTION 5.     REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
               THE SELLER PARTIES                                          14

     SECTION 5.1.     Corporate Organization                               14
     SECTION 5.2.     Qualification to Do Business                         14
     SECTION 5.3.     No Conflict or Violation                             14
     SECTION 5.4.     Consents and Approvals                               15
     SECTION 5.5.     Membership Interests and Related Matters             15
     SECTION 5.6.     Subsidiaries and Equity Investments                  15
     SECTION 5.7.     Financial Statements                                 15
     SECTION 5.8.     Absence of Certain Changes or Events                 16
     SECTION 5.9.     Tax Matters                                          17
     SECTION 5.10.    Absence of Undisclosed Liabilities                   18
     SECTION 5.11.    Owned Real Property                                  18
     SECTION 5.12.    Leases                                               19
     SECTION 5.13.    Assets of the Companies                              20
     SECTION 5.14.    Intellectual Property; Intangible Assets             21
     SECTION 5.15.    Licenses and Permits                                 21
     SECTION 5.16.    Compliance with Law                                  22
     SECTION 5.17.    Litigation                                           22
     SECTION 5.18.    Contracts                                            22
     SECTION 5.19.    Inventories                                          23
     SECTION 5.20.    Employee Plans                                       23
     SECTION 5.21.    Customers and Suppliers                              23
     SECTION 5.22.    Insurance                                            24
     SECTION 5.23.    Transactions with Directors, Officers and Affiliates 24
     SECTION 5.24.    Change in Ownership                                  24
     SECTION 5.25.    Receivables and Payables                             25
     SECTION 5.26.    Labor Matters                                        25
     SECTION 5.27.    Environmental Matters                                26
     SECTION 5.28.    Products Liability                                   26
     SECTION 5.29.    Grupo Nicna Reorganization                           27
     SECTION 5.30.    Accuracy of Information                              27
     SECTION 5.31.    Incorporation by Reference                           28



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SECTION 6.     ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER
               AND THE SELLER PARTIES                                      28

     SECTION 6.1.     Corporate Organization                               28
     SECTION 6.2.     Qualification to Do Business                         28
     SECTION 6.3.     Title to the Common Shares                           28
     SECTION 6.4.     Authorization and Validity of Agreement              28
     SECTION 6.5.     No Conflict or Violation                             29

SECTION 7.     REPRESENTATIONS AND WARRANTIES OF THE BUYER                 29

     SECTION 7.1.     Corporate Organization                               29
     SECTION 7.2.     Qualification to Do Business                         29
     SECTION 7.3.     Authorization and Validity of Agreement              29
     SECTION 7.4.     No Conflict or Violation                             29
     SECTION 7.5.     Consents and Approvals                               30

SECTION 8.     COVENANTS OF THE SELLER AND THE SELLER PARTIES              30

     SECTION 8.1.     Consents and Approvals                               30
     SECTION 8.2.     Access to Properties and Records                     30
     SECTION 8.3.     Best Efforts                                         31
     SECTION 8.4.     Covenant Not To Compete                              31
     SECTION 8.5.     Non-Solicitation of Employees                        31
     SECTION 8.6.     Liquid Assets                                        31

SECTION 9.     TAXES                                                       32

     SECTION 9.1.     Pre-Closing Taxes                                    32
     SECTION 9.2.     Cooperation on Tax Matters                           32
     SECTION 9.3.     Certain Taxes                                        32

SECTION 10.     INDEMNIFICATION                                            32

     SECTION 10.1.     Survival                                            32
     SECTION 10.2.     Indemnification by the Seller and the Seller
                       Parties                                             33
     SECTION 10.3.     Indemnification by the Mueller Comercial            33
     SECTION 10.4.     Procedures for Indemnification                      34

SECTION 11.     CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER AND THE
                SELLER PARTIES                                             35

     SECTION 11.1.     Representations and Warranties of the Buyer         35
     SECTION 11.2.     Performance of the Obligations of the Buyer         35
     SECTION 11.3.     No Violation of Orders                              35

SECTION 12.     CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER           35

     SECTION 12.1.     Representations and Warranties of the Seller
                       Parties and the Seller                              35
     SECTION 12.2.     Performance of the Obligations of the Seller
                       Parties and the Seller                              36
     SECTION 12.3.     Consents and Approvals                              36
     SECTION 12.4.     No Violation of Orders                              36
     SECTION 12.5.     Opinion of Counsel                                  36

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     SECTION 12.6.     Escrow Agreement                                    36
     SECTION 12.7.     Mortgage Release                                    36
     SECTION 12.8.     Other Closing Documents                             36
     SECTION 12.9.     Legal Matters                                       37

SECTION 13.     MISCELLANEOUS                                              37

     SECTION 13.1.     Successors and Assigns                              37
     SECTION 13.2.     Governing Law, Jurisdiction                         37
     SECTION 13.3.     Expenses                                            38
     SECTION 13.4.     Broker's and Finder's Fees                          38
     SECTION 13.5.     Severability                                        38
     SECTION 13.6.     Notices                                             38
     SECTION 13.7.     Amendments; Waivers                                 40
     SECTION 13.8.     Entire Agreement                                    40
     SECTION 13.9.     Parties in Interest                                 40
     SECTION 13.10.    Scheduled Disclosures                               40
     SECTION 13.11.    Section and Paragraph Headings                      40
     SECTION 13.12.    Counterparts                                        40
     SECTION 13.13.    Language                                            40
     SECTION 13.14.    Monetary Denominations                              42
     SECTION 13.15.    Construction                                        42

Exhibit A     Grupo Nicna Reorganization

































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                        SECURITIES PURCHASE AGREEMENT

              SECURITIES PURCHASE AGREEMENT, dated as of December 14, 2004, by and among Mueller Comercial de Mexico, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable ("Mueller Comercial"), WTC HoldCo I, LLC, a Delaware limited liability company ("WTC HoldCo I" and, together with Mueller Comercial, the "Buyer"), Miyar, LLC, a Delaware limited liability company ("Miyar"), Nicna, GmbH, a Swiss limited liability company ("Nicna" and, together with Miyar, the "Seller"), Leon Dachner Cirano and Abraham Attias Wengrowsky (Mr. Dachner Cirano and Mr. Attias Wengrowsky together, the "Seller Parties").

                            W I T N E S S E T H:

              WHEREAS, the Seller owns all of the issued and outstanding membership interests (the "Shares") of NICNA Mexico, S. de R.L. de C.V. ("NICNA Mexico"), NICNA Mexico Servicios, S. de R.L. de C.V. ("NICNA Servicios"), NICNA Mexico Maquinaria, S. de R.L. de C.V. ("NICNA Maquinaria"), NICNA Mexico Ventas, S. de R.L. de C.V. ("NICNA Ventas"), NICNA Mexico Proyectos, S. de R.L. de C.V. ("NICNA Proyectos") and NICNA Mexico Comercial, S. de R.L. de C.V. ("NICNA Comercial") (each, individually, a "Company" and collectively, the "Companies"), each of which is a Mexican sociedad de responsabilidad limitada de capital variable;

              WHEREAS, on December 8, 2004, the Companies completed the reorganization described on Exhibit A hereto (the "Grupo Nicna Reorganization") pursuant to which Niples Del Norte S.A. de C.V. ("Niples del Norte"), Ninsa de Mexico, S.A. de C.V., Niples y Coples del Norte, S.A. de C.V. and Niples y Conexiones del Norte, S.A. de C.V. (each, individually, a "Niples Company" and collectively, the "Niples Companies" and together with the Seller, "Grupo Nicna") transferred certain of their respective assets to the Companies;

              WHEREAS, Grupo Nicna is owned, directly or indirectly, by the Seller Parties;

              NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

       SECTION 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

              "Adjustment" -- See Section 3.3;

              "Affiliates" shall mean any Person, directly or indirectly, controlling, controlled by or under common control with such Person;

              "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in the States of New York or the State of Nuevo
Leon, Mexico, are not required or authorized by law to close;

              "Buyer" -- See Preamble hereto;




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

              "Cash Purchase Price" -- See Section 2.1;

              "Cash Escrow Amount" -- See Section 2.1;

              "Closing" -- See Section 4;

              "Closing Balance Sheet" -- See Section 3.2;

              "Closing Balance Sheet Report" -- See Section 3.2;

              "Closing Date" -- See Section 4;

              "Companies" or "Company" -- See Recitals hereto;

              "Contracts" shall mean, collectively, the Leases, Purchase Orders, Sales Orders and Other Contracts, including, without limitation, those described in Section 5.18 hereto;

              "Employment Agreement" shall mean the employment agreement, dated as of the dated hereof, between Leon Dachner Cirano and Mueller Comercial;

              "Environmental Claim" -- See Section 5.27(g);

              "Environmental Laws" shall mean any federal, state, or local statute, regulation, ordinance, order, decree, or other requirement of law relating to the environment or to the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance or material, including, but not limited to, the Mexican Ley Federal del Equilibrio Ecologico y Proteccion al Ambiente, the Mexican Ley de Aguas Nacionales, the Mexican Reglamentos de Impacto Ambiental y de Residuos Peligrosos, and any and all official regulations (Normas Oficiales Mexicanas) issued by the Mexican Ministry of Environment and Natural Resources;

              "Equipment and Machinery" shall mean all the equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies and vehicles owned, leased or used by the Companies, including without limitation any such equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies and vehicles transferred by a Niples Company to a Company pursuant to the Grupo Nicna Reorganization;

              "Escrow Agent" shall mean the financial institution acting as escrow agent under the Escrow Agreement;

              "Escrow Agreement" shall mean that certain escrow agreement, dated as of the date hereof, by and among Mueller Comercial, the Seller and the Escrow Agent;

              "Estimated Closing Balance Sheet" -- See Section 3.1;

              "Estimated Net Assets" -- See Section 3.1;

              "Financial Statements" -- See Section 5.7;




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

              "GAAP" shall mean United States and Mexican generally accepted accounting principles, applied as described on Schedule 1.1;

              "Governmental Entity" shall mean any federal, state or foreign governmental or public body, agency or authority;

              "Grupo Nicna" -- See Recitals hereto;

              "Grupo Nicna Reorganization" -- See Recitals hereto;

              "Grupo Niples" -- See Recitals hereto;

              "Grupo Siller" shall mean Grupo Siller S.A. de C.V.;

              "Hazardous Substance" shall mean any element, substance, remnant or mixture of any hazardous or toxic wastes or materials that, notwithstanding its physical condition, represents a risk for the environment, health or natural resources, given its corrosive, reactive, explosive, toxic, flammable or biologically harmful nature;

              "Indemnitee" - See Section 10.4;

              "Indeminitor" - See Section 10.4;

              "Independent Accounting Firm" -- See Section 3.2;

              "Intangible Assets" shall mean all intangible personal property rights, including, without limitation, all rights on the part of any Company to proceeds of any insurance policy and all claims on the part of any Company for recoupment, reimbursement and coverage under any insurance policy and all goodwill of any Company, and including, without limitation, those items (i) listed on Schedule 5.14 and/or (ii) transferred by a Niples Company to a Company pursuant to the Grupo Nicna Reorganization;

              "Intellectual Property" shall mean all of the following owned, issued or licensed to any Company : (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including, without limitation, all software developed by any Company or by any Niples Company and transferred to a Company pursuant to the Grupo Nicna Reorganization), all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium), including, without limitation, those items (i) listed on
Schedule 5.14 hereto and/or (ii) transferred by a Niples Company to a Company pursuant to the Grupo Nicna Reorganization;

              "Inventory" -- See Section 5.19(a);

              "Inventory Purchase Agreement" shall mean that certain Inventory Purchase Agreement, dated as of the date hereof, by and between Niples del Norte, the other sellers party thereto and Mueller de Mexico S.A. de C.V.;

              "June 30, 2004 Balance Sheet" shall mean the pro forma consolidating balance reflecting the assets, liabilities and stockholders' equity of the Transferred Business and Southland as of June 30, 2004 and attached as Exhibit B to the letter of intent dated September 16, 2004 from Mueller Industries, Inc. to Abraham Attias Wengrowsky and Leon Dachner Cirano;

              "Leased Real Property" -- See Section 5.12;

              "Lease" or "Leases" -- See Section 5.12;

              "Licenses and Permits" -- See Section 5.15;

              "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction;

              "Liquid Assets" -- See Section 8.6;

              "Loan Repayment Intercompany Note (Comercial)" shall mean that certain Pagare Causal, dated as of December 8, 2004, issued by NICNA Comercial to Niples del Norte;

              "Loan Repayment Intercompany Note (Maquinaria)" shall mean that certain Pagare Causal, dated as of December 8, 2004, issued by NICNA Maquinaria to Niples del Norte in connection with the payment of the purchase price for certain equipment and machinery and associated Value Added Tax;

              "Losses" -- See Section 10.2;

              "Mueller Comercial" -- See Preamble hereto;

              "Net Assets" shall mean an amount equal to the aggregate assets of the Companies and Southland (net of reserves) as of the opening of business on the Closing Date less the aggregate liabilities of the Companies and Southland as of such time (other than liabilities under the Loan Repayment Intercompany Note (Maquinaria) and the Loan Repayment Intercompany Note (Comercial) repaid on the Closing Date in accordance with Section 2.2), determined in each case in accordance with GAAP applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed in preparing, the June 30, 2004 Balance Sheet;

              "NICNA Maquinaria" -- See Recitals hereto;

              "Niples Companies" or "Niples Company" -- See Recitals hereto;

              "Niples del Norte" -- See Recitals hereto;

              "Non-Compete Agreements" -- shall mean the Non-Compete Agreements, each dated the date hereof, and executed by each Seller Party;

              "Occurrence" - See Section 5.28;

              "Other Contracts" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, partnership or joint venture agreements, license agreements, maintenance contracts, service contracts, employment, commission and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining any Company from engaging or competing in any lines of business or with any Person, agreements not made in the ordinary course of business of any Company, options to purchase any assets or property rights of any Company, working capital maintenance or other form of guaranty agreements, and all other agreements to which any Company is a party, but excluding Leases, Purchase Orders and Sales Orders ;

              "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity;

              "Process Agent" -- See Section 13.2(e);

              "Product Liability Lawsuits" -- See Section 5.28(a);

              "Products" -- See Section 5.28(a);

              "Purchase Orders" shall mean all the Companies' outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in their businesses, including, without limitation, any such purchase orders, contracts or other commitments transferred to a Company pursuant to the Grupo Nicna Reorganization;

              "Representatives" -- See Section 8.2;

              "Retrofits" -- See Section 5.28;

              "Sales Orders" shall mean all of the Companies' sales orders, contracts or other commitments to purchasers of goods and services of its businesses;

              "Seller" -- See Preamble hereto;

              "Seller Parties" -- See Preamble hereto;

              "Shares" -- See Recitals hereto;

              "Southland" shall mean Southland Pipes Nipples Co., Inc., a Texas corporation;

              "Southland Purchase Agreement" shall mean the Securities Purchase Agreement (Southland), dated as of the date hereof, by and between Mueller Streamline Co., Leon Dachner Cirano and Gil Serna Sanchez;

              "Subsidiary" shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries;

              "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

              "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; and "Tax" shall mean any one of the foregoing;

              "Transaction Documents" shall mean this Agreement, the Southland Purchase Agreement, the Inventory Purchase Agreement, the Escrow Agreement, the Employment Agreement and the Non-Compete Agreements;

              "Transferred Business" shall mean the business of the Niples Companies transferred to the Companies pursuant to the Grupo Nicna Reorganization;

              "2005 EBIT" shall mean, for the fiscal year ending on or about December 31, 2005, the consolidated net income of the Buyer and its Subsidiaries, plus, without duplication and to the extent deducted from revenues in determining such consolidated net income, the sum of (i) the aggregate amount of interest expense paid or payable by Mueller Comercial or its Subsidiaries for such period and (ii) the aggregate amount of income Tax expenses for such period, computed in accordance with, and on the basis of, the 2005 Financial Statements and further adjusted as provided in Section 3.4;

              "2005 Financial Statements" -- See Section 3.4; and

              "2005 Financial Statements Report" -- See Section 3.4.






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       SECTION 2.     PURCHASE AND SALE OF SHARES.

              SECTION 2.1. Purchase Price. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Seller and the Seller Parties set forth below, on the Closing Date, (i) Mueller Comercial shall purchase from Nicna and Nicna shall sell to Mueller Comercial the Shares owned by Nicna and (ii) WTC HoldCo I shall purchase from Miyar and Miyar shall sell to WTC HoldCo I the Shares owned by Miyar, in each case, free and clear of all Liens.
Subject to adjustment as provided in Section 3, the aggregate purchase price for the Shares being purchased under this Agreement shall consist of (i) twenty five million four hundred eighty seven thousand dollars ($25,487,000) in cash (the "Cash Purchase Price") and (ii) three million dollars ($3,000,000) in cash (the "Cash Escrow Amount") to be placed in escrow in accordance with the terms of the Escrow Agreement. Against delivery by each Buyer (i) to the Seller of the Cash Purchase Price for such Shares and
(ii) to the Escrow Agent of the Cash Escrow Amount, for such Shares, the Seller shall record in each Company's special members' ledger (libro especial de socios) the transfer of the relevant Shares in favor of Buyer. Payments of the Cash Purchase Price shall be made by wire transfer of immediately available funds to such account(s) as the Seller shall specify and payment of the Cash Escrow Amount to the Escrow Agent shall be made in accordance with the terms of the Escrow Agreement.

              SECTION 2.2. Capital Contribution. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Seller and the Seller Parties set forth below, on the Closing Date the Buyer shall make a capital contribution in the amount of (i) one million sixty three thousand eight hundred eighty dollars ($1,063,880) to NICNA Maquinaria for the purpose of immediately repaying all amounts due by NICNA Maquinaria under the Loan Repayment Intercompany Note (Maquinaria) and (ii) nine hundred thirteen thousand seven hundred fifty six dollars ($913,756) to NICNA Comercial for the purpose of immediately repaying all amounts due by NICNA Comercial under the Loan Repayment Intercompany Note (Comercial).

       SECTION 3.     ADJUSTMENT TO PURCHASE PRICE.

              The Cash Purchase Price shall be subject to adjustment as follows:

              SECTION 3.1. Closing Date Adjustments. The Seller and the Buyer have, in good faith using the Companies' and Southland's then available financial information, jointly prepared an estimated consolidated balance sheet of the Companies and Southland as of the opening of business on the Closing Date, assuming repayment of the notes referred to in Section 2.2 (the "Estimated Closing Balance Sheet") setting forth an estimate of the Net Assets in the amount of $19,801,000 dollars (the "Estimated Net Assets").
The Estimated Closing Balance Sheet was prepared in accordance with GAAP, applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed in preparing, the June 30, 2004 Balance Sheet.

              SECTION 3.2. Post-Closing Determination. Not later than 60 calendar days after the Closing Date, the Buyer shall deliver to the Seller the consolidated balance sheet of the Companies and Southland as of the opening of business on the Closing Date, assuming repayment of the notes referred to in Section 2.2 (the "Closing Balance Sheet"), prepared in accordance with GAAP, applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed in preparing, the June 30, 2004 Balance Sheet (including without limitation with respect to the computation of reserves) and reflecting the results of an inventory count to be completed by the Seller as soon as practicable prior to the Closing Date. The Closing Balance Sheet shall set forth a calculation of the Net Assets. During the preparation of the Closing Balance Sheet by the Buyer and the period of any dispute with respect to the application of this
Section 3.2, the Seller shall cooperate with the Buyer to the extent reasonably requested by the Buyer to prepare the Closing Balance Sheet or to investigate the basis for any dispute. The Closing Balance Sheet shall be examined by the Seller, and the Seller shall, not later than 30 calendar days after receipt of the Closing Balance Sheet, render a report thereon (the "Closing Balance Sheet Report"). The Closing Balance Sheet Report shall list those items, if any, to which the Seller takes exception and the Seller's proposed adjustment. If the Seller fails to deliver to the Buyer the Closing Balance Sheet Report within 30 calendar days following receipt of the Closing Balance Sheet, the Seller shall be deemed to have accepted the Closing Balance Sheet for the purposes of any adjustment to the Cash Purchase Price under Section 3.3. If the Buyer does not give the Seller notice within 20 calendar days following receipt of the Closing Balance Sheet Report, the Buyer shall be deemed to have accepted the Closing Balance Sheet as adjusted by the Seller for the purposes of any adjustment to the Cash Purchase Price under Section 3.3. If the Buyer gives the Seller notice of objections to the Closing Balance Sheet Report, and if the Seller and the Buyer are unable, within 15 calendar days after receipt by the Seller of the notice from the Buyer of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to Grant Thornton or another firm of independent certified public accountants ("Independent Accounting Firm") mutually acceptable to the Seller and the Buyer. The Independent Accounting Firm shall, within 60 days following its selection, deliver to the Seller and the Buyer a written report determining such disputed exceptions, and its determinations with respect thereto shall be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Cash Purchase Price under Section 3.3. The fees and disbursements of the Independent Accounting Firm shall be shared equally by the Buyer, on the one hand, and the Seller, on the other hand.

              SECTION 3.3. Post-Closing Adjustment. The Cash Purchase Price shall be increased or decreased, as the case may be, by an amount (the "Adjustment") equal to the difference between the Estimated Net Assets and the Net Assets as finally determined pursuant to Section 3.2. If the Net Assets set forth on the Closing Balance Sheet exceeds the Estimated Net Assets, the Cash Purchase Price shall be increased by the amount of such excess and the Buyer shall pay such excess to the Seller. If the Net Assets set forth on the Closing Balance Sheet is less than the Estimated Net Assets, the Cash Purchase Price shall be reduced by the amount of such deficiency and the Seller shall pay such deficiency to the Buyer. Any payment under this
Section 3.3 shall be made within three calendar days following the preparation or computation and final determination, pursuant to Section 3.2, of the Closing Balance Sheet by wire transfer of immediately available funds to such account as the Buyer or the Seller, as the case may be, shall designate in writing to the Seller or the Buyer, as the case may be.

              SECTION 3.4. 2005 EBIT Target Amount. The Buyer shall deliver to the Seller, within ten (10) days following the Buyer's receipt thereof but in no event later than April 30, 2006 (unless delay in completion of the 2005 Financial Statements is caused by Leon Dachner Cirano), the audited consolidated financial statements of the Buyer, its Subsidiaries and Southland at and for the calendar year ending December 31, 2005 (the "2005 Financial Statements") and the computation of the 2005 EBIT; provided that if at any time prior to December 31, 2005 an event or change to the operation of the business which affects the 2005 EBIT calculation is expected to occur and in the reasonable judgment of Leon Dachner Cirano (or such representative of the Seller as shall be reasonably acceptable to the Buyer) and Michael Fifer (or such representative of the Buyer as shall be reasonably acceptable to the Seller), the computation of the 2005 EBIT should be adjusted in light of such event or change to the business, Leon Dachner Cirano and Michael Fifer (or the substitute representatives referred to above) may agree to such adjustment in writing prior to the occurrence of such event or implementation of the business change, and the computation of the 2005 EBIT pursuant to this
Section 3.4 shall be adjusted accordingly; provided, however, that to the extent such event or business change is within the control of the Buyer, such agreement shall be a condition to the occurrence of such event or implementation of such business change. The 2005 Financial Statements shall be prepared in accordance with GAAP, applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed in preparing, the Financial Statements. The 2005 Financial Statements shall be examined by the Seller, and the Seller shall, not later than 30 calendar days after receipt of the 2005 Financial Statements, render a report thereon (the "2005 Financial Statements Report"). The 2005 Financial Statements Report shall list those items, if any, to which the Seller takes exception and the Seller's proposed adjustment. If the Seller fails to deliver to the Buyer the 2005 Financial Statements Report within 30 calendar days following receipt of the 2005 Financial Statements, the Seller shall be deemed to have accepted the 2005 Financial Statements for the purposes of any adjustment to the Cash Purchase Price based on the 2005 EBIT under Section 3.4. If the Buyer does not give the Seller notice within 20 calendar days following receipt of the 2005 Financial Statements Report, the Buyer shall be deemed to have accepted the 2005 Financial Statements as adjusted by the Seller for the purposes of any adjustment to the Cash Purchase Price based on the 2005 EBIT under Section 3.4. If the Buyer gives the Seller notice of objections to the 2005 Financial Statements Report, and if the Seller and the Buyer are unable, within 15 calendar days after receipt by the Seller of the notice from the Buyer of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to the Independent Accounting Firm. The Independent Accounting Firm shall, within 60 days following its selection, deliver to the Seller and the Buyer a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Cash Purchase Price based on the 2005 EBIT under
Section 3.4. The fees and disbursements of the Independent Accounting Firm shall be shared equally by the Buyer, on the one hand, and the Seller, on the other hand. If the 2005 EBIT is less than $6,445,000, the full amount then in the Escrow Account (as defined in the Escrow Agreement) shall be paid to the Buyer in accordance with the terms of the Escrow Agreement. If the 2005 Financial Statements are not delivered to the Seller by April 30, 2006 (unless delay in completion of the 2005 Financial Statements is caused by Leon Dachner Cirano), or if the 2005 EBIT is at least $6,445,000, the full amount then in the Escrow Account shall be released in accordance with the terms of the Escrow Agreement.

       SECTION 4.     CLOSING.

              The closing (the "Closing") of the consummation of the transactions contemplated by this Agreement shall take place at the offices of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. on the date hereof, or at such other place and time as may be mutually agreed to by the parties hereto (the "Closing Date").

       SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SELLER PARTIES.

              The Seller and the Seller Parties hereby jointly and severally represent and warrant to the Buyer as follows:

              SECTION 5.1. Corporate Organization. Each Company is a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Copies of the Certificate or Articles of Incorporation and By-laws (or equivalent documents) of each Company, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

              SECTION 5.2.     Qualification to Do Business.  Each Company is

duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Schedule 5.2 sets forth all foreign jurisdictions in which each Company is qualified to do business.

              SECTION 5.3. No Conflict or Violation. The execution, delivery and performance by the Seller and the Seller Parties of this Agreement and the other Transaction Documents do not and will not violate or conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or equivalent documents) of any Company and do not and will not violate any provision of law, or any order, judgment or decree of any court or Governmental Entity, nor violate nor result in a breach of or constitute
(with due notice or lapse of time or both) a default under any Contract to which any Company is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any Lien upon any of the assets, properties or rights of any Company, nor result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits.

              SECTION 5.4. Consents and Approvals. Schedule 5.4 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement and the other Transaction Documents by the Seller and the Seller Parties or the performance by the Seller and the Seller Parties of their obligations hereunder and thereunder. All such consents, waivers, authorizations and approvals have been obtained and all such declarations and filings have been made.

              SECTION 5.5.     Membership Interests and Related Matters.
Schedule 5.5 contains a certification issued by the Secretary of the Board of Managers of each Company setting forth the outstanding membership interest thereof. None of the Companies has outstanding any securities convertible into or exchangeable for any membership or other equity interest, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any membership interests or securities convertible into or exchangeable for any membership or other equity interest; and none of the Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under applicable law, any membership interests, except as provided by applicable Law. Schedule 5.5 sets forth the names of the beneficial and record owners of the Shares and the number of Shares held by each such owner. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

              SECTION 5.6. Subsidiaries and Equity Investments. None of the Companies, directly or indirectly, owns or holds any rights to acquire any capital stock or any other securities, interests or investments in any other Person other than investments which constitute cash or cash equivalents.

              SECTION 5.7. Financial Statements. The Seller has heretofore furnished to the Buyer (a) copies of the pro forma consolidated balance sheet of the Companies as of November 30, 2004, together with the related pro forma statements of income for the twelve month period then ended, in each case computed on the assumption that the Grupo Nicna Reorganization was completed as of such date and (b) copies of the June 30, 2004 Balance Sheet, together with the related unaudited pro forma statements of income for the twelve month period then ended (all the financial statements referred to in clauses
(a) and (b) above being hereinafter collectively referred to as the "Financial Statements"). Except as set forth on Schedule 5.7, the Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the Financial Statements are not accompanied by notes or other textual disclosure required by GAAP), (ii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Transferred Business as of such dates and for the periods then ended
(subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments consistent with prior periods), (iii) are complete, correct and in accordance with the books of account and records of the Companies and Grupo Siller, (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller for federal income tax purposes and (v) reflect accurately all costs and expenses of the Transferred Business.

              SECTION 5.8.     Absence of Certain Changes or Events.

              (a) Except for the Grupo Nicna Reorganization and as set forth on Schedule 5.8, since June 30, 2004, there has not been:

              (i) any material adverse change in the business, operations, properties, assets or condition (financial or other) of any Company or any Niples Company, or any event that has had a material adverse effect on the foregoing, and no factor or condition exists and no event has occurred that would be likely to result in any such change;

              (ii) any material loss, damage, destruction or other casualty to the assets or properties of any Company or any Niples Company (other than any for which insurance awards have been received or guaranteed);

              (iii) any change in any method of accounting or accounting practice of any Company or any Niples Company; or

              (iv) any loss of the employment, services or benefits of any key employee of any Company or any Niples Company.

              (b) Since June 30, 2004 and except for the Grupo Nicna Reorganization, each Company and each Niples Company has operated in the ordinary course of its business consistent with past practice and, except as set forth on Schedule 5.8 hereto, has not:

              (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice;

              (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

              (iii) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights, except for mechanics' Liens and Liens for taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

              (iv) sold or transferred any of its assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

              (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

              (vi)     defaulted on any material obligation;

              (vii) entered into any transaction material to its business, except in the ordinary course of business consistent with past practice;

              (viii) written down the value of any inventory or written off as uncollectible any of its accounts receivable or any portion thereof not reflected on the June 30, 2004 Balance Sheet;

              (ix) granted any increase in the compensation or benefits of its employees other than increases in accordance with past practice not exceeding 5% or entered into any employment or severance agreement or arrangement with any of them;

              (x) made any capital expenditure in excess of $30,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

              (xi)     laid off any of its employees;

              (xii) discontinued the sale of any products or product line or program;

              (xiii) incurred any obligation or liability for the payment of severance benefits;

              (xiv) declared, paid or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

              (xv) entered into any agreement or made any commitment to do any of the foregoing.

              SECTION 5.9.     Tax Matters.  Except as set forth on Schedule
5.9.:

              (a) all Tax Returns that are required to be filed (taking into account all extensions) on or before the Closing Date for, by, on behalf of or with respect to any of the Companies, including those relating to their business activities and assets, and those which include or should include any of the Companies, their business activities or their assets have been or will be timely filed with the appropriate federal, state, and local authorities on or before the Closing Date, and all Taxes shown to be due and payable on those Tax Returns or related to those Tax Returns have been or will be timely paid in full on or before the Closing Date;

              (b) all of the Tax Returns and the information and data contained therein have been or will be properly and accurately compiled and completed, fairly present or will fairly present the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by those Tax Returns;

              (c) none of the Tax Returns are now under audit or examination by any foreign, federal, state, provincial or local authority, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against any Company, their business activities or assets, or with respect to any of the Tax Returns, or any suits or other actions, proceedings, investigations or claims now pending or threatened against any Company, their business activities or their assets with respect to any Tax, or any matters under discussion with any Governmental Entity relating to any Tax, or any claims for any additional Tax asserted by any Governmental Entity;

              (d) all Taxes (including, without limitation, any Taxes resulting from the purchase of stock or any other assets by any Company, whether pursuant to the Grupo Nicna Reorganization or otherwise) due and owing from any Company or assessed and due and owing against their business activities or assets on or before the Closing Date have been or will be timely paid in full on or before the Closing Date;

              (e) all withholding Tax and Tax deposit requirements imposed on any Company and applicable to its business for any and all periods prior to and including the Closing Date have been or will be timely satisfied in full on or before the Closing Date; and

              (f) each Company has made adequate provision for the payment in full of any and all unpaid Taxes (including, without limitation, any Taxes resulting from the purchase of stock or any other assets by any Company, whether pursuant to the Grupo Nicna Reorganization or otherwise) which in any way may affect their assets or business activities for any and all periods or portions thereof ending on or before the respective dates thereof and such provision will be reflected on the Estimated Closing Balance Sheet and the

Closing Balance Sheet.

              SECTION 5.10. Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.10, none of the Companies has any indebtedness or liability, whether absolute or contingent, known or unknown, which is not shown or provided for on the June 30 2004 Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since June 30, 2004. Except as shown in the June 30, 2004 Balance Sheet or on Schedule 5.10, none of the Companies is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

              SECTION 5.11. Owned Real Property. None of the Companies owns any real property. None of the Companies has been granted a real property purchase option by any Person.

              SECTION 5.12.     Leases.

              (a) Schedule 5.12(a) sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all properties in which any Company has a leasehold interest, whether as lessor or lessee (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which a Company is a lessee is referred to herein as the "Leased Real Property"). The Seller has furnished true, complete and accurate copies of all Leases to the Buyer or its representatives. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer or its representatives with the corresponding Lease. Except as set forth on Schedule 5.12(a), the transactions contemplated by this Agreement do not require the consent or approval of the other party to any Lease, nor will such transactions violate any Lease or cause any Company to be in default under any Lease.

              (b) Each Lease is in full force and effect and no Lease has been modified or amended except pursuant to an amendment referred to on
Schedule 5.12(a). Neither the Company party to any Lease nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any breach or default. None of the Companies is in default under any Lease and, to the best knowledge of the Seller, either Seller Party or any Company, no other party to a Lease is in default.

              (c) None of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. No Company has received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Leased Real Property. The Leased Real Property, all improvements thereon and thereto, and the operations therein conducted conform to all applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, Licenses and Permits and other regulations, except for possible nonconforming uses or violations that do not and will not interfere with the present use, operation or maintenance thereof by any Company as now used, operated or maintained or access thereto, and that do not and will not affect the value thereof, and none of the Companies has received any notice to the contrary.

              (d) Except as set forth in Schedule 5.12(d), the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which any Company is responsible under the Leases in the buildings or improvements for the Companies' offices located at Avenida Los Angeles 3400, Coyoacan, Monterrey, Nuevo Leon, are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which any Company is responsible under the Leases are in good condition and free of leaks and other defects. Except as set forth in Schedule 5.12(d), all such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are in good working order and condition and free of leaks and other defects. There are no other physical defects or deferred maintenance items at any Leased Real Property that interfere with or impede the Companies' use of such properties in the ordinary course of its business or that any Company is obligated under any of the Leases to repair or otherwise correct.

              (e) Except as set forth on Schedule 5.12(e), there are no guaranties (from the Seller or from other Persons) in favor of the lessors of any of the Leased Real Property.

              (f) No Company has sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

              (g) Access from public streets and provision for parking and loading/unloading at any Leased Real Property conforms to all applicable legal requirements and is adequate for the conduct of the business of the Companies in the normal course.

              (h) To the best knowledge of the Seller, either Seller Party or any Company, none of the Leased Real Property is subject to a fee mortgage, deed of trust, other security interest or similar encumbrance, nor to a ground lease or underlying lease.

              (i) Except as set forth on Schedule 5.12, there is no pending, or to the best knowledge of the Seller, either Seller Party or any Company, threatened: (i) condemnation of any part of the Leased Real Property by any Governmental Entity; (ii) special assessment against any part of the Leased Real Property; or (iii) litigation against any Niples Company, any Company or any lessor for breach of any restrictive covenant affecting any part of the Leased Real Property.

              SECTION 5.13.     Assets of the Companies.

              (a) The assets, properties and rights of each Company constitute all of the assets and rights which are used in the operation of the businesses of such Company immediately prior to the Closing and which are necessary or required for the conduct of such businesses as currently conducted. The assets accounted for on the June 30, 2004 Balance Sheet are owned by the Companies as of the date hereof, except for assets transferred in the ordinary course of business of (i) the Niples Companies prior to the Grupo Nicna Reorganization or (ii) the Companies thereafter. Other than the assets listed on Schedule 5.13(a), which assets are not used in the Transferred Business, there are no assets, properties, rights or interests of any kind or nature that any Company has been using, holding or operating in its businesses prior to the Closing that will not be used, held or owned by such Company immediately following the Closing.

              (b) Each Company has good and marketable title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of such Company except, in the case of Leased Real Property, Liens arising as a result of actions or inactions of the lessor or owner of such properties unrelated to any default by any of the Companies or any of the Niples Companies.

              (c) Schedule 5.13(c) sets forth a complete and correct list and brief description of each item of Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $15,000. The Equipment and Machinery are in good operating condition and repair, ordinary wear and tear excepted.

              SECTION 5.14.     Intellectual Property; Intangible Assets.

              (a) Schedule 5.14 sets forth a complete and correct listing of the Intellectual Property. Each Company owns, or has a license or otherwise has the right to use, in all jurisdictions in which it carries on business, all Intellectual Property without violating the rights of others. Except as set forth on Schedule 5.14, all Intellectual Property is owned by the Companies, free and clear of all Liens. There has not been communicated to any Company the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person. The consummation of the transactions contemplated by this Agreement will not prohibit any Company from using any of the Intellectual Property in a manner substantially similar to its current use of such Intellectual Property in its business.

              (b) Schedule 5.14 sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. Each of the Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or to the best knowledge of the Companies, the Seller or the Seller Parties, threatened administrative or judicial proceeding, and to the best knowledge of the Companies, the Seller and the Seller Parties, does not conflict with any rights of any other Person. The Companies' rights in and to the Intangible Assets are sufficient and adequate in all respects to permit the conduct of the businesses of the Companies as now conducted.
To the best knowledge of the Seller, either Seller Party or any Company, none of the products or operations of the businesses of any Company involves any infringement of any proprietary right of any other Person.

              SECTION 5.15. Licenses and Permits. Schedule 5.15 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to any Company by any Governmental Entity
(the "Licenses and Permits"), and all pending applications therefor. Except as set forth on Schedule 5.15, each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or to the best knowledge of the Sellers, either Seller Party or any Company threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the business of each Company in the manner now conducted and none of the operations of any Company are being conducted in a manner that violates any of the terms or conditions under which any of the Licenses and Permits was granted. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in the termination or suspension of any of the Licenses and Permits.

              SECTION 5.16. Compliance with Law. The operations of the businesses of Grupo Nicna and the Companies have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other Governmental Entities having jurisdiction over Grupo Nicna or the Companies, as the case may be, and their assets, properties and operations. None of the Niples Companies or any of the Companies has received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or Governmental Entities or arbitrator, domestic or foreign, applicable to any of the Niples Companies or any of the Companies, as the case may be, or any of their assets, properties or operations.

              SECTION 5.17. Litigation. Except as set forth on Schedule 5.17, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of the Seller, either Seller Party or any Company, threatened, before any national, state or local court or Governmental Entity, or before any arbitrator of any nature, brought by or against any Niples Company, any Company or any of their officers, directors, employees, agents or Affiliates involving, affecting or relating to any Niples Company or any Company, its assets, properties or rights or the transactions contemplated by this Agreement, nor is any basis known to the Seller, either Seller Party or any Company for any such action, suit, proceeding or investigation. Schedule 5.17 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. None of the Niples Companies or the Companies nor their assets, properties or rights is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or Governmental Entity or arbitrator, domestic or foreign, that affects or might affect the business, assets, properties or rights of any Company, or that would or might interfere with the transactions contemplated by this Agreement.

              SECTION 5.18.     Contracts.

              (a) Schedule 5.18(a) sets forth, for each Contract (as in effect on the date hereof) its date, the name of the parties thereto, the subject matter thereof and, in the case of any oral Contract, a summary description thereof.

              (b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. Each Company and each Niples Company has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default by such Company. To the best knowledge of the Seller, either Seller Party or any Company, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Other than employment agreements, the Seller has delivered to the Buyer or its representatives true, complete and accurate originals or copies of all the Contracts. The consummation of the transactions contemplated by this Agreement and all other Transaction Documents will not result in the acceleration of any obligation of any of the Companies under, or in the termination of, any Contract.

              (c) Schedule 5.18(c) sets forth a true and complete list of the powers of attorney granted with respect to the affairs of any of the Companies.

              SECTION 5.19.     Inventories.

              (a) All the raw material, work-in-process and finished goods inventory owned by any Company (the "Inventory") is listed on Schedule 5.19(a). Except as set forth on Schedule 5.19(a), (i) all the Inventory is of good and merchantable quality, free from defects and can be sold at customary margins in the ordinary course of business and (ii) none of the Inventory is obsolete, surplus, slow moving, damaged or consists of goods returned or rejected by the Companies' customers (or, prior to the Grupo
Nicna Reorganization, the Niples Companies' customers).  For purposes of this
Section 5.19, "slow moving" Inventory shall mean any items of Inventory for which the Company has more than four month supply in the preceding twelve months.

              (b) Except as set forth on Schedule 5.19(b), none of the Inventory is stored with a bailee, warehouseman or similar party and all the Inventory is located at the locations identified on Schedule 5.19(b).

              SECTION 5.20.     Employee Plans.  Except as set forth on
Schedule 5.20, none of the Companies maintains or contributes to, or has in the past maintained or contributed to, any employee benefit plan, whether directly or indirectly, except for those required by Law. Each Company is in compliance with the payment of annual profit sharing and contributions on account of any Social Security (Seguro Social), Employee Housing Fund Quota (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and Retirement Fund (Sistema de Ahorro para el Retiro) applicable to its respective employees.

              SECTION 5.21. Customers and Suppliers. Schedule 5.21 sets forth a complete and correct list of: (a) all customers whose purchases from the Niples Companies exceeded 1% of the net sales of the Niples Companies during the first nine months of 2004; (b) the twenty five (25) largest customers by dollar volume in each of Mexico and the United States of America and the aggregate dollar volume of purchases (broken down by principal categories) of the Niples Companies during the first nine months of 2004; (c) the twenty (20) largest suppliers by dollar volume of the Niples Companies and the aggregate dollar volume of purchases (broken down by principal categories) by the Niples Companies from such suppliers during the first nine months of 2004; (d) all distributors of any products of any Niples Company; and (e) all sales representatives of the Niples Companies. All such customers, suppliers, distributors and sales representatives have become customers, suppliers, distributors or sales representatives, as the case may be, of the Companies and none of such customers, suppliers, distributors or sales representatives has or, to best knowledge of the Seller, either Seller Party or any Company, intends to terminate or change significantly its relationship with any of the Companies.

              SECTION 5.22. Insurance. Schedule 5.22 lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring each Company and its assets, properties and operations. The Seller has furnished a true, complete and accurate copy of all such policies and bonds the Buyer or its representatives. All such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. None of the Companies is in default under any provisions of any such policy of insurance nor has any Company received notice of cancellation of any such insurance. There is no claim by any Niples Company or any Company pending under any of any insurance policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The insurance maintained by each Company in connection with its business is adequate in accordance with industry standards, the requirements of any applicable Leases and is in at least the minimum amount required by currently applicable environmental regulations.

              SECTION 5.23. Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 5.23, none of the Companies is a party to any agreement or arrangement with any of the directors, officers or shareholders of any Company, either Seller Party or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person, (v) pays or receives commissions, rebates or other payments or (vi) provides or receives any other material benefit. None of the Companies employs as an employee or engages as a consultant any family member of any of the directors, officers or stockholders of any Company. Except as set forth on Schedule 5.23, to the best knowledge of the Seller, either Seller Party or any Company, during the past three years none of the directors, officers or stockholders of any Company, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer, distributor or sales agent of such Company or any Niples Company or has competed with or been engaged in any business of the kind being conducted by such Company or any Niples
Company. No Affiliate of any Company owns or has any rights in or to any of the assets, properties or rights used by such Company in the ordinary course of its businesses.

              SECTION 5.24. Change in Ownership. The consummation of the transactions contemplated by this Agreement will not result in any material adverse change in the businesses of any Company or, to the best knowledge of the Seller, either Seller Party or any Company, in the loss of the benefits of any material relationship with any customer or supplier.

              SECTION 5.25. Receivables and Payables. Schedule 5.25 sets forth a list of all notes and accounts receivable (including the aging thereof) and accounts payable of the Transferred Business as of November 30, 2004. All notes and accounts receivable payable to or for the benefit of any Company and reflected on the Closing Balance Sheet have been collected or are (or will be) collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice and included in the computation of the Closing Balance Sheet), and to the best knowledge of the Seller, either Seller Party or any Company, are not subject to any counterclaims or set-offs.

              SECTION 5.26.     Labor Matters.

              (a) Schedule 5.26(a) contains a list of all employees currently employed by any Company and, except as set forth thereon, there are no other workers or employees rendering services to any of the Companies.

              (b) (i) Each Company is in compliance with all applicable laws, regulations and orders relating to employment and employment practices, including wages, hours, employee health and safety conditions and terms and conditions of employment, social security contributions, compulsory insurance contributions and rules governing protection of privacy; (ii) no Company is a party to any outstanding employment, consulting or management agreement or contract with officers or employees that is not terminable at will (unless and in so far as the inability to terminate is expressly required by mandatory provisions of law or collective bargaining agreement governing any said agreement or contract) or that provide for the payment of any indemnity, bonus or commission (other than any such payment under law or a collective bargaining agreement); (iii) no Company is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees unless and in so far as such pay is expressly required by mandatory provisions of the law or collective bargaining agreement governing any said agreement, policy or practice; (iv) except as set forth on Schedule 5.26(b), no Company is a party to any collective bargaining agreement or other labor union contract applicable to individuals employed by any such Company; and (v) Seller and each Company has given all notices required by any law, ordinance or regulation regarding facility closings, layoffs, change in control, employment, employment practices and employee health and safety to government officials, employees, labor organizations, work councils and other employee representatives. The Seller has furnished to the Buyer or its representatives complete and correct copies of all such agreements. No Company has breached or otherwise failed to comply with any provision of any labor agreement and each Company is in full compliance with all terms of any individual or collective bargaining agreement and there are no grievances outstanding thereunder.

              (c) Except as set forth on Schedule 5.26(c), (i) none of the Companies has engaged in any unfair labor practice and no complaint, representation claim or petition is pending before any authority or court in respect of any alleged unfair labor practice; (ii) no labor strike, slowdown or work stoppage or lockout is actually pending or threatened against or affecting any Company, and no Company has at any time experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to its employees; and (iii) no Company has received notice from any agency, authority or court responsible for the enforcement of labor laws of an intention to conduct an investigation of any Company and no such investigation is in progress.

              SECTION 5.27.     Environmental Matters.  Except as set forth on
Schedule 5.27:

              (a) The operations of each Niples Company and each Company is, and has been conducted in compliance with all applicable Environmental Laws and permits issued thereunder.

              (b) None of the Companies, the Sellers or the Seller Parties reasonably expect that expenditures are or will be necessary for the Companies to maintain full compliance with Environmental Laws currently in effect or proposed or anticipated to be adopted.

              (c) Each Niples Company and each Company has obtained, or has made timely and complete application for or for renewal of, all Licenses and Permits required under Environmental Laws for the operation of their business.

              (d) No Niples Company and no Company has received notice of, nor is there pending or threatened against any Niples Company or any Company, any claim, investigation, order, decree or lawsuit pursuant to any Environmental Law arising out of the operation of the their business ("Environmental Claim").

              (e) No Niples Company and no Company has entered into an agreement to assume any liability of or to indemnify any other Person for any claim, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance regulated under applicable Environmental Law.

              (f) The Seller has provided the Buyer or its representatives with copies of all (i) Licenses and Permits held by any Niples Company or any Company pursuant to Environmental Law, (ii) notices, demands, claims or actions against any Niples Company or any Company pursuant to Environmental Law, and (iii) reports, data or other documentation related to all investigations, audits or assessments of environmental conditions at property owned, leased or used by any Niples Company or any Company and such Person's compliance with Environmental Law.

              SECTION 5.28.     Products Liability.  (i) There is no
notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or Governmental Entity against or involving any products manufactured, produced, distributed or sold by or on behalf of any Niples Company or any Company (including any parts or components) (collectively, "Products"), or class of claims or lawsuits involving the same or similar Product which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); (ii) to the best knowledge of the Seller, either Seller Party or any Company, there has not been any

Occurrence (as hereinafter defined); and (iii) there has not been, nor is there under consideration or investigation by any Niples Company or any Company, any Product rework or retrofit (collectively, "Retrofits") conducted by or on behalf of any Niples Company or any Company.

              For purposes of this Section 5.28, the term "Occurrence" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that is likely to result in a claim or loss.

              SECTION 5.29. Grupo Nicna Reorganization. The asset transfers by the Niples Companies to the Companies and the other transactions described on Exhibit A hereto have been completed in accordance with the terms of Exhibit A hereto. Without limiting the generality of the foregoing, (i) except for those assets set forth on Schedule 5.29, all of the properties, assets and rights (including, without limitation, Equipment and Machinery, Contracts, Intellectual Property and Intangible Assets) of the Niples Companies have been transferred to the Companies and are owned, on the date hereof, by the Companies, (ii) the Grupo Nicna Reorganization did not and does not violate or conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or equivalent documents) of Grupo
Siller or any of its Subsidiaries and did not and does not violate any provision of law, or any order, judgment or decree of any court or Governmental Entity, nor violate nor result in a breach of or constitute
(with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Grupo Siller or any of its Subsidiaries is a party or by which Grupo Siller or any of its Subsidiaries is bound or to which any of such properties or assets is subject, nor did the Grupo Nicna Reorganization result in the imposition of any Lien upon any such assets, properties or rights of any Company, nor result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits, and (iii) each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, required in connection with the Grupo Nicna Reorganization has been obtained and each declaration to or filing or registration with any such Governmental Entity that was required in connection with the Grupo Nicna Reorganization has been made.

              SECTION 5.30. Accuracy of Information. None of the representations, warranties or statements of the Seller or the Seller Parties contained in this Agreement, or in the exhibits hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading. All information relating to Grupo Siller, any of its Subsidiaries or any Company and their respective businesses that is known to the Seller, either Seller Party or any Company and that may be material to a purchaser for value of any Company has been disclosed in writing to the Buyer.

              SECTION 5.31. Incorporation by Reference. The Seller and the Seller Parties hereby incorporate by reference and make to the Buyer the representations and warranties made by the sellers under the Inventory
Purchase Agreement and the Southland Purchase Agreement.

       SECTION 6. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SELLER PARTIES.

              Each Seller and each Seller Party hereby jointly and severally represent and warrant to the Buyer as follows:

              SECTION 6.1.     Corporate Organization.

              (a) Miyar is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

              (b) Nicna is a limited liability company duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

              SECTION 6.2. Qualification to Do Business. Each Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

              SECTION 6.3. Title to the Common Shares. Each Seller has, and will have at the Closing, record and beneficial ownership to the number of Shares set forth across from its name on Schedule 5.5, free and clear of any Liens, other than transfer restrictions, if any, resulting from federal, state or international securities laws.

              SECTION 6.4. Authorization and Validity of Agreement. Each Seller and each Seller Party has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out his obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Board of Directors (or other governing body) of each Seller, and no other corporate proceedings on the part of such Seller are necessary to authorize such execution delivery and performance. This Agreement and the other Transaction Documents to which each Seller or Seller Party is a party have been duly executed by such Seller or Seller Party and constitute such Seller's or Seller Party's valid and binding obligations, enforceable against such Seller or Seller Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights or by general principals of equity.

              SECTION 6.5. No Conflict or Violation. The execution, delivery and performance by each Seller and each Seller Party of this Agreement and the other Transaction Documents to which it is a party, (i) in the case of each Seller, do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-Laws (or equivalent documents) of such Seller and (ii) do not and will not violate any provision of law, or any order, judgment or decree of any court or Governmental Entity nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller or any Seller Party is a party or by which he is bound or to which any of its properties or assets is subject.

       SECTION 7.     REPRESENTATIONS AND WARRANTIES OF THE BUYER.

              Mueller Comercial hereby represents and warrants to the Seller as follows:

              SECTION 7.1. Corporate Organization. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

              SECTION 7.2. Qualification to Do Business. Each Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

              SECTION 7.3. Authorization and Validity of Agreement. Each Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery by each Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party and the performance by such Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Board of Directors (or other governing body) of such Buyer and no other corporate proceedings on the part of either

Buyer are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which each Buyer is a party have been duly executed by such Buyer and constitute such Buyer's valid and binding obligations, enforceable against such Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights or by general principles of equity.

              SECTION 7.4. No Conflict or Violation. The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws (or equivalent documents) of such Buyer and do not and will not violate any provision of law, or any order, judgment or decree of any court or

Governmental Entity, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

              SECTION 7.5. Consents and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Documents by each Buyer does not require the consent or approval of, or filing with, any Governmental Entity or Person, except for such consents, approvals and filings of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of such Buyer to consummate the transactions contemplated hereby.

       SECTION 8.     COVENANTS OF THE SELLER AND THE SELLER PARTIES.

              The Seller and each Seller Party hereby jointly and severally covenant as follows:

              SECTION 8.1. Consents and Approvals. The Seller shall, at the cost and expense of the Seller, (a) use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents, and (b) diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Companies, the Seller or the Seller Parties that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

              SECTION 8.2. Access to Properties and Records. The Seller shall cause the Niples Companies to afford to the Buyer, and to the accountants, counsel and representatives of the Buyer ("Representatives"), full access during normal business hours to all properties, books, Contracts, commitments and files and records (including, but not limited to, Tax Returns and correspondence with accountants) of the Niples Companies and, during the Representative' review, shall furnish promptly to the Buyer all other information concerning the Grupo Nicna Reorganization and the Niples Companies as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 8.2 shall qualify any representation or warranty of the Seller or the Seller Parties or the conditions to the obligations of the Buyer.

              SECTION 8.3. Best Efforts. Upon the terms and subject to the conditions of this Agreement, each Seller Party and the Seller will use and will cause the Niples Companies to use, their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable any transactions contemplated hereby, by the other Transaction Documents or by the Grupo Nicna Reorganization which are not consummated on or prior to the date hereof.

              SECTION 8.4.     Covenant Not To Compete.

              (a) The Seller shall not and shall cause its Affiliates (including the Niples Companies) not to, for a period of five years after the Closing Date, engage or participate, directly or indirectly, in the business or businesses which are engaged in by any Company immediately prior to the Closing in any geographical area where such business or businesses are engaged in by such Company immediately prior to the Closing.

              (b) Each Seller Party and the Seller agrees that a monetary remedy for a breach of the agreement set forth in Section 8.4(a) hereof will be inadequate and impracticable and further agrees that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, each Seller Party and the Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

              (c) If any provision of this Section 8.4 is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable as so curtailed.

              SECTION 8.5. Non-Solicitation of Employees. The Seller shall not, and shall cause its Affiliates (including the Niples Companies) not to, for the five-year period commencing on the Closing Date, make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant with any Person who was, on the date hereof, a full-time employee of any Company.

              SECTION 8.6. Liquid Assets. From and after the date hereof and until April 30, 2007, the Seller shall, and the Seller Parties shall cause the Seller to (i) own and hold no less than $10,000,000 in cash, current marketable securities or other liquid assets (collectively, "Liquid Assets") and (ii) within 15 days after the end of every other calendar quarter commencing with the calendar quarter ending on March 31, 2005, deliver to the Buyer (x) a certificate of a financial officer of the Seller or, if the Seller does not have a financial officer, an authorized representative of the Seller, certifying that the Seller is in compliance with clause (i) above and
(y) one or more certificates, in form and substance reasonably satisfactory to the Buyer, of an authorized representative of the bank(s) or other financial institution(s) where such liquid assets are held certifying that the balance on the Seller's account(s) with such bank(s) or other financial institution(s) is no less than $10,000,000, in the aggregate. Without limiting any other rights or remedies of the Buyer under this Agreement, if at any time prior to April 30, 2007 the Seller no longer holds $10,000,000 in Liquid Assets, the Seller Parties shall immediately make available to the Seller, through equity contributions or loans, Liquid Assets in an amount sufficient to assure that the Seller is in compliance with clause (i) above.

       SECTION 9.     TAXES.

              SECTION 9.1. Pre-Closing Taxes. The Seller shall promptly reimburse the Buyer for any Taxes of any Company (including without limitation any Taxes due as a result of the purchase of stock or any other assets by any Company, whether pursuant to the Grupo Nicna Reorganization or otherwise) for any and all periods or portions thereof ending on or before the Closing Date, if adequate provision for such payment, as reflected on the Estimated Closing Balance Sheet or, after completion of the post-closing adjustment described in Section 3.3, the Closing Balance Sheet, was not made.

              SECTION 9.2. Cooperation on Tax Matters. (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of all Tax Returns by the Companies and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

              (b) The Buyer and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

              SECTION 9.3. Certain Taxes. Any transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) imposed by any Governmental Entity upon any of the companies in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to any such applicable transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

       SECTION 10.     INDEMNIFICATION.

              SECTION 10.1. Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing; provided, however, that no claim, lawsuit or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement (other than Sections 5.5, 5.9, 5.20, 5.27, 5.29 and 6.1) may be made by any Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 10.4 on or prior to April 30, 2007.

              SECTION 10.2. Indemnification by the Seller and the Seller Parties. (a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller and each Seller Party shall jointly and severally indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and their respective directors, officers, agents and employees, harmless if any such Person shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:

              (i) any untruth or inaccuracy in any representation or certification of the Seller or any Seller Party or the breach of any warranty of the Seller or any Seller Party contained in this Agreement, any other Transaction Document or in any certificate delivered to the Buyer in connection with the Closing; or

              (ii) any failure of the Seller or any Seller Party duly to perform or observe any of its covenants or agreements contained in this Agreement or any other Transaction Document; or

              (iii) any successor liability of any Company or the Buyer for debts or liabilities of Grupo Siller or any of its Subsidiaries (including the Niples Companies) which were not expressly assumed by such Company pursuant to the Grupo Nicna Reorganization; or

              (iv) any Environmental Claim arising out of acts, omissions or conditions in existence or first occurring on or prior to the Closing Date; or

              (v) any product liability for products sold prior to the Closing Date; provided that any indemnification claim pursuant to this clause
(v) must be made on or prior to April 30, 2007.

              SECTION 10.3. Indemnification by the Mueller Comercial. Notwithstanding the Closing, Mueller Comercial shall indemnify and agree to fully defend, save and hold the Seller and each Seller Party, any Affiliate of the Seller or the Seller Parties and their respective directors, officers, agents and employees harmless if any such Person shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of any one or more of the following:

              (i) any untruth or inaccuracy in any representation or certification of the Buyer or the breach of any warranty of the Buyer contained in this Agreement, the other Transaction Documents or in any certificate delivered to the Seller in connection with the Closing; or

              (ii) any failure of the Buyer duly to perform or observe any of its covenants or agreements contained in this Agreement or any other Transaction Document.

              SECTION 10.4.     Procedures for Indemnification.

              (a)  If a party entitled to indemnification under this
Section 10 (an "Indemnitee") asserts that a party obligated to indemnify it under this Section 10 (an "Indemnitor") has become obligated to such Indemnitee pursuant to Section 10.2 or 10.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall give written notice to the Indemnitor. The Indemnitor agrees to defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Indemnitor shall not consent to a settlement of, or the entry of any judgment arising from, any such suit, action investigation, claim or proceeding unless it has given 15 days' prior written notice of the same to the Indemnitee and has obtained the written consent of the Indemnitee to such settlement or judgment, which consent will not be withheld if the sole relief is monetary damages that will be paid in full by the Indemnitor and otherwise will not be unreasonably withheld. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee's choice and shall in any event cooperate with and assist the Indemnitor to the extent reasonably possible. If the Indemnitor fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

              (b) Neither the Seller nor the Seller Parties will have liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(i) (other than for a breach of Sections 5.5, 5.9 5.13(a) or 5.20) until the total of all Losses with respect to such matters exceeds three hundred seventy five thousand dollars ($375,000), it being understood that once such amount is exceeded, the Seller and the Seller Parties shall be jointly and severally liable for the aggregate of all such Losses (from the first dollar of Loss). In no event shall any liability of Seller or the Seller Parties with respect to the matters described in Section 10.2(i) (other than for a breach of Sections 5.5, 5.9, 5.13(a) or 5.20) exceed eight million six hundred thousand dollars ($8,600,000), in the aggregate.

              (c) For purposes of Section 10.2(i), all Losses arising out of or relating to breach of Section 5.12 shall be computed net of any net collections from insurance policies that reduce the Losses that would otherwise be sustained.

       SECTION 11. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER AND THE SELLER PARTIES.

              The obligations of the Seller and the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than Section 13.4) may be waived by the Seller and the Seller Parties in their sole discretion:

              SECTION 11.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer on and as of such date, and the Seller shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Buyer.

              SECTION 11.2. Performance of the Obligations of the Buyer. The Buyer shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Buyer.

              SECTION 11.3. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or Governmental Entity, shall have been instituted or threatened or instituted by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Seller.

       SECTION 12.     CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

              The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than Section 14.4) may be waived by the Buyer in its sole discretion:

              SECTION 12.1. Representations and Warranties of the Seller Parties and the Seller. All representations and warranties made by the Seller and each Seller Party in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Seller and such Seller Party on and as of such date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Seller and by each Seller Party.

              SECTION 12.2. Performance of the Obligations of the Seller Parties and the Seller. The Seller and each Seller Party shall have performed all obligations and taken all corporate actions required under this Agreement or under other applicable documents (including their Certificates or Articles of Incorporation or By-laws (or equivalent documents)) to be performed by it on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Seller and by each Seller Party.

              SECTION 12.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity and of any other Person, required from the Seller or the Seller Parties in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

              SECTION 12.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties or operations of any Company shall be in effect; and no action or proceeding before any court or Governmental Entity, shall have been instituted or threatened or instituted by any other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to the Buyer.

              SECTION 12.5. Opinion of Counsel. The Buyer shall have received an opinion, dated as of the Closing Date, from counsel to the Seller and the Seller Parties, in form and substance reasonably acceptable to the Buyer.

              SECTION 12.6. Escrow Agreement. The Seller shall have executed and delivered to the Buyer the Escrow Agreement, the Escrow Agreement shall be in full force and effect and the Seller shall not be in breach thereof.

              SECTION 12.7. Mortgage Release. The Seller shall have received from Scotiabank Inverlat, S.A., Institucion de Banca Multiple, Grupo Financiero Scotiabank Inverlat, as lender under that certain Simple and Revolving Account Loan Agreement with Mortgage and Pledge Securities, dated as of July 2, 2004, a payoff letter confirming payment in full of the loans under such loan agreement, release of any Liens on the Niples Companies' assets and filings for cancellation of such Liens before the relevant Public Registries of Commerce.

              SECTION 12.8. Other Closing Documents. The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Seller and each Seller Party or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

              SECTION 12.9. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of any Seller Party, the Seller or the Companies under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of any Seller Party or the Seller or the Companies in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to the Buyer.

       SECTION 13.     MISCELLANEOUS.

              SECTION 13.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

              SECTION 13.2.     Governing Law, Jurisdiction.

              (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided, however, that in connection with any legal action or proceeding (other than an action to enforce a judgment obtained in another jurisdiction) brought in respect to this Agreement in the courts of Mexico or any political subdivision thereof, this Agreement shall be deemed to be an instrument made under the laws of Mexico and for such purposes shall be governed by, and construed in accordance with, the laws of the Federal District of Mexico.

              (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (including Mexico) by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Buyer may otherwise have to bring any action or proceeding relating to this Agreement against the Seller or the Seller Parties or their properties in the courts of any jurisdiction.

              (c)     Without limiting the provisions of paragraph (b) of this
Section 13.2, each party hereto hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the competent courts of Mexico City, Federal District, Mexico, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such courts. Each party hereto hereby waive any rights to a specific jurisdiction it may have by virtue of its present or any future domicile, or otherwise.

              (d) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) or (c) of this Section 13.2. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

              (e) The Seller and each of the Seller Parties hereby agrees that at any time prior to December 10, 2009, service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation System, presently located at 111 Eighth Avenue, New York, New York 10011, U.S.A. (the "Process Agent"), and each of the Seller Parties hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Seller Parties shall not impair or affect the validity of such service or of any judgment based thereon. Each party to this Agreement further irrevocably consents to service of process in the manner provided for written notices in
Section 13.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

              SECTION 13.3. Expenses. The Seller and each Seller Party shall pay any legal, accounting and other fees, expenses and costs incurred by it, Grupo Siller, the Niples Companies or the Companies in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including without limitation the Grupo Nicna Reorganization). All of the other fees, expenses and costs incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party hereto incurring such fees, expenses and costs.

              SECTION 13.4. Broker's and Finder's Fees. The Buyer represents and warrants that it has not dealt with a broker or finder in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents. The Seller represents and warrants that neither the Seller, the Seller Parties or the Companies have dealt with a broker or finder in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

              SECTION 13.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

              SECTION 13.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the second Business Day after delivery to Federal Express or similar overnight courier ; or (iv) on the date of receipt, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

      If to the Seller or any Seller Party:
                                       Leon Dachner Cirano
                                       5411 McPherson Road
                                       PMB 269
                                       Laredo, TX  78041
                                       Telecopy: (888) 625-5403

      Copy to:

                                       Thompson & Knight LLP
                                       1700 Pacific Avenue, Suite 3300
                                       Dallas, TX  75201
                                       Attn:  Michael C. Titens, Esq.
                                       Telecopy: (214) 880-3159

                                       and

                                       Deloitte Galaz, Yamazaki
                                       Ruiz Urquiza, S.C.
                                       Lazaro Cardenas 2321 Pte., PB
                                       Residencial San Agustin
                                       66260 Garza Garcia, N.L.
                                       Mexico
                                       Attn: Horacio Algaba
                                       Telecopy: 52 (81) 8133 7383

      If to the Buyer:

                                       Mueller Comercial de Mexico,
                                       S. de R.L. de C.V.
                                       c/o Mueller Industries, Inc.
                                       8285 Tournament Drive, Suite 150
                                       Memphis, Tennessee 38125
                                       Attn:  General Counsel
                                       Telecopy: (901) 753-3254

      Copy to:

                                       Willkie Farr & Gallagher LLP
                                       787 Seventh Avenue
                                       New York, New York  10019
                                       Attn:  Neil Novikoff, Esq.
                                       Telecopy: (212) 728-8111

              Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

              SECTION 13.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

              SECTION 13.8. Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

              SECTION 13.9. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Seller or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Seller or the Buyer.

              SECTION 13.10. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

              SECTION 13.11. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

              SECTION 13.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

              SECTION 13.13. Language. This Agreement shall be executed in both the English and Spanish languages, both versions of which shall bind the parties hereto; provided, however, that in the event of any inconsistency between the English version and the Spanish version, or in the case of any doubt as to the proper interpretation or construction of this Agreement, the English version shall be controlling in all instances, except in connection with any legal action or proceeding (other than in an action to enforce a judgment obtained in another jurisdiction) brought by any party hereto with respect to this Agreement in the courts of Mexico City, Federal District, Mexico, in which instance the Spanish version shall be controlling. Notwithstanding the foregoing, on the date hereof, the English version shall be the only version executed, it being understood that the parties agree to comply with following procedure:

              (i) No later than 45 Business Days after the date hereof, Mexican counsel to the Buyer shall deliver by e-mail a Spanish translation of this Agreement (the "Spanish Translation") to Mexican counsel to the Seller (such delivery date, the "Initial Submission Date").

              (ii) No later than 21 Business Days after the Initial Submission Date, Mexican counsel to the Seller may either agree to the terms of the Spanish Translation or deliver by e-mail to Mexican counsel to the Buyer a revised version of such Spanish Translation with any comments Mexican counsel to the Seller may have (such delivery date, the "Second Submission Date").

              (iii) No later than 10 Business Days after the Second Submission Date, Mexican counsel to the Buyer may either agree to such revised version of the Spanish Translation or dispute any comments made by Mexican counsel to the Seller (the "Disputed Provisions") by delivering an e-mail to Mexican counsel to the Seller setting forth the Disputed Provisions (such delivery date, the "Third Submission Date").

              (iv) If Mexican counsel to the Seller does not agree with Mexican counsel to the Buyer to a resolution of the Disputed Provisions within 5 days of the Third Submission Date, then Mexican counsel to the Seller may (i) notify Mexican counsel to the Buyer that they wish to submit the Spanish Translation to Thomas Heather Rodriguez or another lawyer mutually acceptable to the Buyer and the Seller (the "Mediator") for final resolution of the Disputed Provisions, and for such purposes (ii) send a copy of this Agreement and the Spanish Translation to the Mediator, by e-mail, indicating the Disputed Provisions, a copy of which shall be sent to Mexican counsel to the Buyer.

              (v) No later than 30 Business Days after delivery of the notice referred to above, the Mediator shall deliver by e-mail his translation of the Disputed Provisions to Mexican counsel to the Buyer and the Seller.
The Spanish Translation, as amended by the Mediator, shall be the definitive Spanish Translation of this Agreement.

              For purposes of this Section 13.13., the parties hereto agree that the notices hereunder shall be furnished to their respective Mexican counsel or the Mediator, as the case may be, as follows:

          If to Mexican counsel to the Buyer:

               Jose Victor Torres
               Gonzalez Calvillo, S.C.
               jtorres@gcsc.com.mx
               and
               Enrique Avila del Castillo
               Gonzalez Calvillo, S.C.
               eavila@gcsc.com.mx

          If to Mexican counsel to the Seller:

               Horacio Algaba
               Deloitte
               halgaba@dttmx.com

          If to the Mediator:

               Thomas Heather Rodriguez
               Ritch, Heather & Mueller, S.C.
               theather@rhm.com.mx

              If Mexican counsel to the Seller or the Buyer, as the case may be, does not respond within the response periods set forth above, then such non-responding counsel shall be deemed to have agreed to the Spanish Version last delivered to such non-responding counsel and such version of the Spanish Translation shall be the definitive Spanish Translation of this Agreement.

              SECTION 13.14. Monetary Denominations. References in this Agreement to dollars or to $ shall mean United States dollars unless otherwise indicated.

              SECTION 13.15. Construction. For all purposes of this Agreement, any representation, warranty or covenant of the Seller shall be a joint and several representation, warranty and covenant of Miyar and Nicna.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       MUELLER COMERCIAL DE MEXICO,
                                       S. de R.L. de C.V
                                       By: /s/Michael O. Fifer
                                       Name:
                                       Title:


                                       WTC HOLDCO I, LLC
                                       By: /s/William H. Hensley
                                       Name:
                                       Title:


                                       MIYAR LLC
                                       By: /s/Adriel Brashwaite
                                       Name: Adriel Brashwaite
                                       Title: Authorized Signer


                                       NICNA, GMBH
                                       By: /s/Adriel Brashwaite
                                       Name: Adriel Brashwaite
                                       Title: Authorized Signer


                                       /s/Leon Dachner Cirano
                                       Leon Dachner Cirano


                                       /s/Abraham Attias Wengrowsky
                                       Abraham Attias Wengrowsky